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                                                                    EXHIBIT 10.6
[HYDROCHEM LETTERHEAD]


                                  June 3, 1996


Mr. Selby F. Little, III
P.O. Box 340565
Sacramento, CA 95834

Dear Bud:

         HydroChem Industrial Services, Inc. (the "Company") is pleased to offer you a position as Vice President and Chief Financial Officer. Additional details of this offer are as follows:

          1. Your employment will begin as of the date of this letter. As Vice President and Chief Financial Officer, you will report to me.

          2. Your base compensation will be $10, 417 per month payable in accordance with the Company's normal payroll practices.

          3. Upon satisfaction of the conditions set forth in paragraph 10 below, the Company will pay you a signing bonus of $25,000. Also, conditional upon successful completion of the pending merger between the Company and Serv-Tech, Inc., the Company will pay you an M&A bonus of $50,000. If that transaction does not occur, the Company will pay you the same bonus for any other major transaction which may close on or before May 31, 1997. Finally, subject to your remaining employed through the date of payment, you will be eligible for performance bonuses for 1996 and 1997 in amounts of up to 50% of your actual base compensation for each respective year with a minimum guarantee of $31,250 per year without proration for 1996. The amount of any performance bonus over the minimum would be based upon Company financial performance and a subjective evaluation of your performance. Performance bonuses will be paid following completion of year end work and a performance evaluation.

          4. You will be eligible for consideration under any new stock option plan that may be adopted after the completion of the pending merger with Serv-Tech, or after any amendment to the Company's existing plan which would make additional shares available for options.

          5. The Company will reimburse you for all reasonable out of pocket moving and relocation expenses (including temporary living and commuting expenses through August 31, 1996). These reimbursements will be "grossed up" to the extent, if any, that they are taxable to you.

          6. You will have the use of a Company car in accordance with the Company's motor vehicle policy. If you at any time are not in compliance with this policy due to your driving record or otherwise, then you could lose the use of that vehicle. Due to the nature of your responsibilities, you will maintain an adequate computer and facsimile machine at your home at your expense.

          7. You will be eligible to participate in all benefit programs that are available to Company employees generally. A summary of the current benefit program is attached.

         8. Your employment by the Company is on an at will basis. Accordingly, either the Company or you may terminate your employment at any time whatsoever without cause. However, if the Company terminates your employment without cause, then it will pay you severance compensation equal to twelve months of your then current base compensation. Payment of any severance compensation would be conditional upon your signing the Company's standard form settlement agreement and general release. For the purposes of this paragraph 8, "cause" shall mean (i) any act involving moral turpitude, (ii) any act of fraud or willful miscon-
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Mr. Selby F. Little
June 3, 1996
Page Two

duct, (iii) a conviction for any felony, or (iv) any reoccurring and material refusal to perform the duties of your employment which is not corrected within fifteen (15) days after receipt of written notice thereof. Cause shall not mean the failure to achieve any goal, objective or specific result.

         9. As consideration for this offer of employment, the signing bonus, the payment of your relocation expenses, and the fact that you will have access to Company information that it is highly confidential and important to the Company's future, you agree that you will not directly or indirectly enter into or engage in any business in competition with the business of the Company in any geographical area where the Company does business, either as an individual on your own account or as a partner or as an employee or agent for any person or business entity or as an officer, director or stockholder of a corporation or otherwise. These restrictions shall apply for the duration of your employment and for a period of one year thereafter.

         10. This offer of employment is subject to your completion, satisfactory to the Company, of its pre-employment procedures. These include your completing an employment application and it not disclosing any matter which would cause the Company to withdraw this offer of employment; your completing a substance abuse test; your signing the Company's standard form agreements regarding inventions, confidentiality, non solicitation of employees and other similar matters; your motor vehicle report being obtained and it not reporting any matter which would place you in conflict with the Company's driving policy; and your providing certain information verifying your identity and authorization to work in the United States.

         Certain pre-employment forms will be given to you at the time your substance abuse test is scheduled; these include the employment application and Form I-9 Employment Eligibility Verification which you should complete and return on or before the day you report to work.

         If you desire to accept this offer, please sign this letter below and return to me. A duplicate original is enclosed for your records. Signing this letter shall also confirm that being employed by the Company would not conflict with any covenant not to compete or other restrictions to which you may be bound. It shall also mean that this letter constitutes the entire agreement between us with respect to the subject matter hereof, and it shall supersede and replace all prior or contemporaneous agreements, letters, representations, negotiations and understandings with respect to said subject matter including, but not limited to, the letter between us dated April 30, 1996.

         I look forward to your joining HydroChem and making a valuable contribution to our success.

                                  Sincerely,

                                  /s/ B. TOM CARTER, JR.
                                  -------------------------
                                  B. Tom Carter, Jr.
                                  Chief Executive Officer

AGREED AND ACCEPTED

/s/ SELBY F. LITTLE, III
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Selby F. Little, III